EXHIBIT 99.1

TOGA Released YIPPI, the 4th Generation Mobile Application

Combining AI Smart Communication

LAS VEGAS, September 17, 2018 (GLOBE NEWSWIRE) – On July 3, 2018, Toga Limited, a Nevada corporation (OTC PINK: TOGL), released the 4th generation of its communication mobile application Yippi, at the Sheraton Grand Macao Hotel in Macau, China.

This version of Yippi includes its first ever AI (Artificial Intelligence) technology. With AI, Yippi has expanded its function and intelligence in areas of communication and community platform. AI technology elevates Yippi and its commercial value by providing users with a more personalized user experience.

“Yippi is performing well in all its features and its stable performances gave us the confidence to introduce AI to our application. Being one of the first communication mobile applications to combine AI capabilities, we believe that Yippi will provide a user experience never before realized. It is our vision and goal that, in the not too far future, Yippi will become a valuable asset in daily living and working. As a highly functional personal assistant for users, Yippi combines multiple features and platforms integrated in a mobile application”, said Mr. Toh, CEO of Toga Limited on the first anniversary dinner.

Mr. Toh also announced that Yippi will introduce AI chatbot and customer service to satisfy the stable and efficient demand from consumers.

Since its launch over a year ago, Yippi has worked closely with app developers to form a one-stop service with a convenient operation and stable compatibility, to hold a place in the market of mobile communication applications.

Currently, most mobile applications limit the number of features it offers its users. Yippi seized this opportunity, and set out to build a sustainable model by integrating multiple features which were globally popular coupled with a unique community cohesion.

In addition to individual and group messaging features, Yippi users enjoy built-in programs featuring flight and hotel booking, online courses, send and receive Yippi Eggs, social circle, album feature, video and voice channels, and many other features, all in one application.

Recognizing the growing need and commercial value in live broadcasting, Yippi provides a free advertising platform for its users. Yippi combines its unique AI beauty cam with its new face and hand recognition technology. These features allow users to advertise quickly and efficiently. Users can now broadcast any time and from any location, making Yippi both entertaining and convenient.

“Receiving user feedback, strengthening stability, and introducing new updates continuously are the golden rules of our success. Those wanting to join Yippi to promote their self-made platforms and applications in the future can follow the Standard Software Development Kit (Standard SDK) set by the company. This will allow software to automatically connect to other collaborating third-party platforms, without the need for a duplicate login”, said Mr. Chia, Toga’s Chief Technology Officer.

Yippi will also launch a platform specially designed for gaming software engineers and sticker designers. This platform will help create more entrepreneur opportunities, allowing designers and engineers an opportunity to showcase their talents and creativity.

Contact:

eileen@togalimited.com